Exhibit 3.3
HINES REAL ESTATE INVESTMENT TRUST, INC.
ARTICLES SUPPLEMENTARY
     Hines Real Estate Investment Trust, Inc., a Maryland corporation (the “Company”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:
     FIRST: Under a power contained in Section 6.3 of Article VI of the charter of the Company (the “Charter”), the Board of Directors of the Company (the “Board of Directors”), by duly adopted resolutions classified and designated                      authorized but unissued Preferred Shares (as defined in the Charter) as shares of ___% Series A Cumulative Redeemable Preferred Stock, with the following preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms and conditions of redemption, which, upon any restatement of the Charter, shall become part of Article VI of the Charter, with any necessary or appropriate renumbering or relettering of the sections or subsections hereof. Unless otherwise defined below, capitalized terms used below have the meanings given to them in the Charter.
     ___% Series A Cumulative Redeemable Preferred Stock
     (1) Designation and Number. A series of Preferred Shares, designated the “___% Series A Cumulative Redeemable Preferred Stock” (the “Series A Preferred Stock”), is hereby established. The number of shares of the Series A Preferred Stock shall be                     .
     (2) Rank. The Series A Preferred Stock shall, with respect to rights to the payment of dividends and the distribution of assets upon the liquidation, dissolution or winding up of the Company, rank (a) senior to all classes or series of Common Shares and any other class or series of stock of the Company the terms of which specifically provide that the holders of the Series A Preferred Stock are entitled to receive dividends or amounts distributable upon the liquidation, dissolution or winding up of the Company in preference or priority to the holders of shares of such class or series (the “Junior Stock”); (b) on a parity with any class or series of stock of the Company the terms of which specifically provide that the holders of such class or series of stock and the Series A Preferred Stock are entitled to receive dividends and amounts distributable upon the liquidation, dissolution or winding up of the Company in proportion to their respective amounts of accumulated, accrued and unpaid dividends per share or liquidation preferences, without preference or priority of one over the other (the “Parity Stock”); and (c) junior to any class or series of stock of the Company the terms of which specifically provide that the holders of such class or series are entitled to receive dividends or amounts distributable upon the liquidation, dissolution or winding up of the Company in preference or priority to the holders of the Series A Preferred Stock (the “Senior Stock”).

     (3) Dividends.
          (a) Subject to the preferential rights of holders of any class or series of Senior Stock, holders of Series A Preferred Stock shall be entitled to receive, when and as authorized by the Board of Directors and declared by the Company, out of funds legally available for the payment of dividends, cash dividends at the rate of ___% per annum of the $25.00 liquidation preference (equivalent to a fixed annual rate of $                     per share). The dividends on each share of Series A Preferred Stock shall accrue and shall be cumulative from the first date on which such share of Series A Preferred Stock is issued and shall be payable quarterly in arrears on or before the fifteenth day of each January, April, July and October of each year or, if not a Business Day, the next succeeding Business Day (each, a “Dividend Payment Date”). Any dividend payable on the Series A Preferred Stock for any partial Dividend Period shall be computed ratably on the basis of a 365-day year consisting of twelve 30-day months. Dividends shall be payable in arrears to holders of record as they appear in the stock records of the Company at the close of business on the applicable record date or dates, which shall be each day of the calendar quarter immediately preceding the calendar quarter in which the applicable Dividend Payment Date falls or such other date or dates designated by the Board of Directors for the determination of the holders of Series A Preferred Stock entitled to receive dividends that is or are not more than 90 days prior to such Dividend Payment Date or the date on which such dividends are set aside for payment (each, a “Dividend Record Date”). The term “Business Day” shall mean any day, other than Saturday, Sunday or a day on which banking institutions in the State of Texas are authorized or obligated by law to close, or a day which is or is declared a national or a Texas state holiday. The term “Dividend Period” shall mean the first day of each calendar quarter through and including the last day of such calendar quarter.
          (b) Holders of Series A Preferred Stock shall not be entitled to any dividends in excess of cumulative dividends, as herein provided, on the Series A Preferred Stock.
          (c) No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series A Preferred Stock that may be in arrears.
          (d) When dividends are not paid in full upon the Series A Preferred Stock or any other class or series of Parity Stock, or a sum sufficient for such payment is not set apart, all dividends declared upon the Series A Preferred Stock and any shares of Parity Stock shall be declared ratably in proportion to the respective amounts of dividends accumulated, accrued and unpaid on the Series A Preferred Stock and accumulated, accrued and unpaid on such Parity Stock (which shall not include any accumulation in respect of unpaid dividends for prior Dividend Periods if such Parity Stock does not have a cumulative dividend).
          (e) Except as set forth in the preceding paragraph, unless full cumulative dividends equal to the full amount of all accumulated, accrued and unpaid dividends on the Series A Preferred Stock have been, or are concurrently therewith, declared and paid or declared and set apart for payment for all past Dividend Periods, no dividends (other than dividends or distributions paid in shares of Junior Stock or options, warrants or rights to subscribe for or purchase shares of Junior Stock) shall be declared and paid or declared and set apart for payment by the Company and no other distribution of cash or other property may be declared and made, directly or indirectly, by the Company with respect to any shares of Junior Stock or Parity Stock, nor shall any shares of Junior Stock or Parity Stock be redeemed, purchased or otherwise acquired (other than a redemption, purchase or other acquisition of Common Shares made for purposes of an employee incentive or benefit plan of the Company) for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any shares of any such stock), directly or indirectly, by the Company (except by conversion into or exchange for shares of Junior Stock or options, warrants or rights to subscribe for or purchase shares of Junior Stock), nor shall any other cash or other property be paid or distributed to or for the benefit of holders of shares of Junior Stock or Parity Stock.
          (f) Notwithstanding the foregoing provisions of this Section 3, the Company shall not be prohibited from (i) declaring or paying or setting apart for payment any dividend or other distribution on any shares of Junior Stock or Parity Stock or (ii) redeeming, purchasing or otherwise acquiring any Junior Stock or Parity Stock, in each case, if such declaration, payment, setting apart for payment, redemption, purchase or other acquisition is necessary in order to maintain the continued qualification of the Company as a REIT under Section 856 of the Code.
     (4) Liquidation Preference.
          (a) Upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, before any payment or distribution by the Company shall be made to or set apart for the holders of any shares of Junior Stock, the holders of shares of the Series A Preferred Stock shall be entitled to be paid out of the assets of the Company that are legally available for distribution to the stockholders, a liquidation preference of $25.00 per share (the “Liquidation Preference”), plus an amount equal to all accumulated, accrued and unpaid dividends (whether or not declared) to and including the date of payment. Until the holders of the Series A Preferred Stock have been paid the Liquidation Preference in full, plus an amount equal to all accumulated, accrued and unpaid dividends (whether or not earned or declared) to the date of final distribution to such holders, no payment will be made to any holder of Junior Stock upon the liquidation, dissolution or winding up of the Company. If upon the voluntary or involuntary liquidation, dissolution or winding up of the Company, the available assets of the Company, or proceeds thereof, distributable among the holders of the Series A Preferred Stock shall be insufficient to pay in full the above described Liquidation Preference and the liquidating payments on any shares of any class or series of Parity Stock, then such assets, or the proceeds thereof, shall be distributed among the holders of the Series A Preferred Stock and any such Parity Stock ratably in the same proportion as the respective amounts that would be payable on such Series A Preferred Stock and any such Parity Stock if all amounts payable thereon were paid in full. After payment of the full amount of the Liquidation Preference to which they are entitled, the holders of the Series A Preferred Stock shall have no right or claim to any of the remaining assets of the Company.

          (b) Upon any liquidation, dissolution or winding up of the Company, after payment shall have been made in full to the holders of the Series A Preferred Stock and any Parity Stock, the holders of any classes or series of Junior Stock shall be entitled to receive any and all assets of the Company remaining to be paid or distributed and the holders of the Series A Preferred Stock and any Parity Stock shall not be entitled to share therein.
          (c) Neither the consolidation or merger of the Company with or into any other corporation, trust or entity or of any other corporation, trust or entity with or into the Company, nor the sale or transfer of any or all of the assets or business of the Company, nor a statutory share exchange shall be deemed to constitute a voluntary or involuntary liquidation, dissolution or winding up of the Company.
          (d) In determining whether a distribution (other than upon voluntary or involuntary liquidation), by dividend, redemption or other acquisition of shares of stock of the Company or otherwise, is permitted under the Maryland Corporation Law, amounts that would be needed, if the Company were to be dissolved at the time of distribution, to satisfy the preferential rights upon dissolution of holders of shares of the Series A Preferred Stock shall not be added to the Company’s total liabilities.
     (5) Redemption.
          (a) The Company may, at its option, redeem shares of Series A Preferred Stock, in whole or from time to time, in part, for cash at a redemption price of $25.00 per share, plus all accumulated, accrued and unpaid dividends, if any, to and including the date fixed for redemption (the “Redemption Date”).
          (b) In the event of a redemption of shares of the Series A Preferred Stock, if the Redemption Date occurs after a Dividend Record Date and on or prior to the related Dividend Payment Date, the dividend payable on such Dividend Payment Date in respect of such shares called for redemption shall be payable on such Dividend Payment Date to the holders of record at the close of business on such Dividend Record Date, and shall not be payable as part of the redemption price for such shares.
          (c) The Redemption Date shall be selected by the Company and shall be not less than 30 days nor more than 60 days after the date on which the Company sends the notice of redemption.
          (d) If full cumulative dividends on all outstanding shares of Series A Preferred Stock have not been declared and paid or declared and set apart for payment for all past Dividend Periods, no shares of Series A Preferred Stock may be redeemed unless all outstanding shares of Series A Preferred Stock are simultaneously redeemed, and neither the Company nor any of its affiliates may purchase or acquire shares of Series A Preferred Stock except pursuant to a purchase or exchange offer made on the same terms to all holders of the Series A Preferred Stock.

          (e) If fewer than all of the outstanding shares of Series A Preferred Stock are to be redeemed, the Company shall select those shares to be redeemed pro rata or in such manner as the Board of Directors may determine.
          (f) Upon the Company’s provision of written notice as to the effective date of the redemption, accompanied by a check in the amount of the full redemption price, plus all accumulated, accrued and unpaid dividends, if any, to and including the Redemption Date, to which each record holder of Series A Preferred Stock is entitled, the Series A Preferred Stock shall be redeemed and shall no longer be deemed outstanding shares of stock of the Company and all rights of the holders of such shares will terminate. Such notice shall be given by first class mail, postage pre-paid, to each record holder of the Series A Preferred Stock at the respective mailing addresses of such holders as the same shall appear on the stock transfer records of the Company. No failure to give such notice or any defect therein or in the mailing thereof shall affect the validity of the proceedings for the redemption of any shares of Series A Preferred Stock except as to the holder to whom notice was defective or not given.
          (g) In addition to any information required by law or by the applicable rules of any exchange upon which Series A Preferred Stock may be listed or admitted to trading, such notice shall state: (i) the Redemption Date; (ii) the redemption price payable on the Redemption Date, including, without limitation, a statement as to whether or not accumulated, accrued and unpaid dividends shall be payable as part of the redemption price, or payable on the next Dividend Payment Date to the record holder at the close of business on the relevant Dividend Record Date as described above; and (iii) that dividends on the shares to be redeemed will cease to accrue on such Redemption Date. If less than all of the shares of Series A Preferred Stock held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of shares of Series A Preferred Stock held by such holder to be redeemed.
          (h) If notice of redemption of any shares of Series A Preferred Stock has been given and if the funds necessary for such redemption have been set apart by the Company for the benefit of the holders of any shares of Series A Preferred Stock so called for redemption, then, from and after the Redemption Date, dividends will cease to accrue on such shares of Series A Preferred Stock, such shares of Series A Preferred Stock shall be redeemed in accordance with the notice and shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the cash payable upon such redemption without interest thereon. No further action on the part of the holders of such shares shall be required.
          (i) Subject to applicable law and the limitation on purchases when dividends on the Series A Preferred Stock are in arrears, the Company may, at any time and from time to time, purchase any shares of Series A Preferred Stock in the open market, by tender or by private agreement.
          (j) The shares of Series A Preferred Stock are subject to the provisions of Article VII of the Charter, including, without limitation, the provision for the redemption of shares transferred to the Charitable Trust. For this purpose, the Market Price of Series A Preferred Stock shall equal $25.00 per share, plus an amount equal to all accumulated, accrued and unpaid dividends (whether or not earned or declared) to and including the date of redemption.
          (k) Any shares of Series A Preferred Stock that shall at any time have been redeemed or otherwise acquired by the Company shall, after such redemption or acquisition, have the status of authorized but unissued Preferred Shares, without designation as to series until such shares are once more classified and designated as part of a particular class or series by the Board of Directors.
     (6) Voting Rights.
          (a) Holders of Series A Preferred Stock shall vote together with the holders of Common Shares on the following matters: (i) the election or removal of Directors; (ii) the amendment of the Charter (except for those amendments permitted to be made without stockholder approval under the Maryland Corporation Law or by specific provision in the Charter); (iii) the merger of the Company with or into another entity or the consolidation of the Company with one or more other entities (except for those mergers or consolidations not requiring stockholder approval under the Maryland Corporation Law); (iv) the transfer of all or substantially all of the assets of the Company (except for those transfers of assets not requiring stockholder approval under the Maryland Corporation Law); (v) the dissolution of the Company; and (vi) any proposal relating to the ratification of the appointment of the Company’s independent public accountants submitted for consideration by the holders of Common Shares. Holders of Series A Preferred Stock shall not have any other voting rights, except as set forth below.
          (b) The affirmative vote or consent of at least a majority of the votes entitled to be cast by the holders of Series A Preferred Stock and the holders of all classes or series of Parity Stock entitled to vote on such matters, voting as a single class, shall be required to (i) authorize, create, increase the number of or issue any shares of any class or series of Senior Stock or any security convertible into shares of any class or series of Senior Stock or reclassify any of the outstanding Parity Stock or Junior Stock into shares of such Senior Stock or (ii) amend, alter or repeal any provision of the Charter, whether by merger, consolidation, transfer or conveyance of substantially all of the Company’s assets or otherwise, if such action would materially adversely affect the rights, preferences, privileges or voting powers of the Series A Preferred Stock; provided, however, that no such vote of the holders of the Series A Preferred Stock shall be required if, at or prior to the time such amendment, alteration or repeal of the Charter is to take effect or the authorization, creation, increase in the number of or issuance of any shares of such Senior Stock or convertible security or the reclassification of Parity Stock or Junior Stock into any shares of such Senior Stock is to be made, as the case may be, provisions are made for the redemption of all outstanding shares of Series A Preferred Stock; provided further, that with respect to the occurrence of any event set forth in clause (ii) above, so long as (x) the Series A Preferred Stock remains outstanding with the terms thereof materially unchanged, (y) the holders of Series A Preferred Stock receive shares of stock or beneficial interest or other equity securities with rights, preferences, privileges or voting powers substantially similar, taken as a whole, to the rights, preferences, privileges or voting powers of the Series A Preferred Stock or (z) the holders of Series A Preferred Stock receive cash in exchange for their shares of Series A Preferred Stock, the occurrence of any such event shall not be deemed to materially adversely affect such rights, preferences, privileges or voting powers of the Series A Preferred Stock; and, provided further, that any increase in the number of authorized Preferred Shares, including shares of Series A Preferred Stock or of any classes or series of Parity Stock or Junior Stock, or the creation or issuance of any additional shares of Series A Preferred Stock or of any classes or series of Parity Stock or Junior Stock shall not be deemed to materially adversely affect such rights, preferences, privileges or voting powers.
          (c) For the purposes of paragraphs (a) and (b) above, each share of Series A Preferred Stock shall have one vote per share, except that when any other class or series of Preferred Shares shall have the right to vote with the Series A Preferred Stock as a single series, then the Series A Preferred Stock and such other class or series of Preferred Shares shall have one vote per each $25.00 of stated liquidation preference.
     (7) Conversion. The Series A Preferred Stock is not convertible into or exchangeable for any other property or securities of the Company.
     SECOND: The shares of Series A Preferred Stock have been classified and designated by the Board of Directors under the authority contained in the Charter.
     THIRD: These Articles Supplementary have been approved by the Board of Directors in the manner and by the vote required by law.
     FOURTH: The undersigned acknowledges these Articles Supplementary to be the corporate act of the Company and, as to all matters or facts required to be verified under oath, the undersigned acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.
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     IN WITNESS WHEREOF, the Company has caused these Articles Supplementary to be signed in its name and on its behalf by its President and Chief Executive Officer and attested to by its Secretary on this ___ day of                     , 2009.

ATTEST:		HINES REAL ESTATE INVESTMENT
TRUST, INC.

By:		By:	(SEAL)

	Name: Frank R. Apollo	Name: Charles N. Hazen
	Title: Secretary	Title: President and Chief Executive Officer